EXHIBIT 99.1

2500 E Hallandale Beach Blvd • Suite 404 • Hallandale Beach, FL 33009 • (855) 203-0683

Fraud Protection Network, Inc. Reports 2018 Third Quarter Financial Results

HALLANDALE BEACH, FL, November 5, 2018. (GLOBENEWSWIRE) – Fraud Protection Network, Inc. (the “Company” or “Fraud Protection Network”), which offers consumer credit and identity solutions both direct-to-consumers as well as to enterprise customers, today announced financial results for its third quarter ended September 30, 2018.

Third Quarter 2018 Financial Highlights

•	Revenues were $491,333 compared to 334,948 for the comparative 2017 quarter, an increase of 47%.

•	Loss from operations was $430,935 compared to $132,815 for the comparative 2017 quarter.

•	Net loss was $493,992 compared to $183,161 for the comparative 2017 quarter.

“Third quarter and year-to-date 2018 revenue continue to show significant improvement compared to the prior year results,” said Edward Margolin, Chief Executive Officer of Fraud Protection Network. “We are very pleased with our team continuing to solidify new relationships with various channel partners such as Yardi Systems Inc. and we remain excited about new opportunities for continued success.”

Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations for the period ended September 30, 2018.

Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding expectations and potential for the Company’s future. The Company has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include the inability to expand our customer base, pricing pressures, lack of success of new sales people and any unanticipated issues. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s annual financial statements for the year ended December 31, 2017 included in Form S-1, as amended, for information regarding risk factors that could affect the Company’s results. Except as otherwise required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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About Fraud Protection Network, Inc.

Fraud Protection Network, headquartered in Hallandale Beach, Florida, provides consumer credit and identity solutions, both direct-to-consumers as well as to enterprise customers. A commitment to technology enables the Company to deliver innovative, customized solutions designed to meet its customers’ specific needs. The Company’s consumer platforms include the subscription-based combination of identity theft protection services and on-time rental reporting as well as peer-to-peer tenant screening. The Company’s enterprise solutions include Credit PreScreening, Loan PreQualification, software development, and EI3PA hosting services.

Company Contact:

Fraud Protection Network, Inc.

Janette Rodriguez, Marketing

Tel: (855) 203-0683

Email: pr@fraudprotectionnetwork.com

Investor Relations Contact:

First Apex International

Email: admin@firstapexinternational.com

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